UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2012

STATION CASINOS LLC

(Exact name of registrant as specified in its charter)

Nevada	000-54193	27-3312261
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1505 South Pavilion Center Drive, Las Vegas, Nevada 89135

(Address of principal executive offices)

Registrant’s telephone number, including area code: (702) 495-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure

The information contained in this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise incorporated by reference in any filing pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific references in such a filing. The furnishing of the information in this report, including the exhibits furnished herewith, is not intended to, and does not, constitute a determination or admission as to the materiality or completeness of such information. Unless the context otherwise requires, references in this current report on Form 8-K to the “Registrant,” “Company,” “we,” “our” and “us” refer to Station Casinos LLC and its consolidated subsidiaries.  “Station Casinos Guarantor Group” refers to the Company and its subsidiaries that own Red Rock Casino Resort Spa, Palace Station Hotel & Casino, Boulder Station Hotel & Casino and Sunset Station Hotel & Casino, and NP Development LLC and NP Losee Elkhorn Holdings LLC.

Recent Developments

Although our results of operations for the year ended December 31, 2011 are not yet available, the following reflects our current expectations for that period after giving pro forma effect to the Restructuring Transactions (as defined in our public filings) as if they had occurred on January 1, 2011 and January 1, 2010, respectively:

•      We expect pro forma consolidated net revenues of approximately $1,178.1 million for the Company for the year ended December 31, 2011 and pro forma net revenues of approximately $636.5 million for the Station Casinos Guarantor Group for the year ended December 31, 2011, compared to pro forma consolidated net revenues of $1,114.7 million for the Company and pro forma net revenues of $591.7 million for the Station Casinos Guarantor Group, in each case for the year ended December 31, 2010;

•      We expect pro forma consolidated Adjusted EBITDA and pro forma consolidated Adjusted EBITDAM of approximately $284.0 million and approximately $324.6 million, respectively, for the Company for the year ended December 31, 2011 and pro forma Adjusted EBITDA and pro forma Adjusted EBITDAM of approximately $153.4 million and approximately $175.8 million, respectively, for the Station Casinos Guarantor Group for the year ended December 31, 2011, compared to pro forma consolidated Adjusted EBITDA and pro forma consolidated Adjusted EBITDAM of $280.1 million and $319.2 million, respectively, for the Company and pro forma Adjusted EBITDA and pro forma Adjusted EBITDAM of approximately $153.0 million and $174.6 million, respectively, for the Station Casinos Guarantor Group, in each case for the year ended December 31, 2010.

At December 31, 2011, outstanding consolidated debt of the Company was $2.5 billion.  The outstanding debt of the Station Casinos Guarantor Group was $1.7 billion consisting of Term Loan B-1 Tranche of $195.0 million, Term Loan B-2 Tranche of $746.3 million, Term Loan B-3 Tranche of $625.0 million, Revolver of $78.9 million, and $43.5 million in other debt.  The outstanding debt of NP Opco LLC was $392.3 million consisting of a term loan of $387.4 million, a revolver of $3.6 million and other debt of $1.3 million.  The outstanding debt of GVR Acquisition, LLC was $302.3 million consisting of 1st Lien Term Loan of $206.4 million, 2nd Lien Term Loan of $90.0 million, a revolver of $4.2 million, and other debt of $1.7 million.  The outstanding debt of CV PropCo, LLC was $106.4 consisting of a land loan.

For the year ended December 31, 2011, capital expenditures were approximately $43.7 million and $31.6 million, respectively, for the Company and the Guarantors. “Guarantors” refer to our subsidiaries that own Red Rock Casino Resort Spa, Palace Station Hotel & Casino, Boulder Station Hotel & Casino and Sunset Station Hotel & Casino, and NP Development LLC and NP Losee Elkhorn Holdings LLC.

On February 2, 2012, FI Station Investor LLC, an affiliate of Frank J. Fertitta III and Lorenzo J. Fertitta, entered into a purchase agreement to purchase all of the outstanding non-voting units of Station Holdco LLC, the Company’s parent company (“Holdco”), held by JPMorgan Chase Bank N.A for an aggregate purchase price of $73.0 million.  The sale of these securities is subject to tag-along rights and a right of first refusal set forth in the equityholders agreement among direct and indirect holders of voting and non-voting units of the Company and other parties thereto.  As a result, the number of securities that will ultimately be purchased by FI Station Investor LLC and the number of securities that will ultimately be sold by JPMorgan Chase Bank, N.A. is subject to reduction and cannot be determined as of the date hereof.  To the extent that JPMorgan Chase Bank N.A. sells a number of securities that will reduce its ownership to less than 5% of the total outstanding Holdco units following such sale, JPMorgan Chase Bank N.A. will no longer have the right to designate a member of the board of managers of Holdco and certain of its affiliates, including the Company, and, subject to the receipt of any approvals under applicable gaming laws, the Station Voteco LLC units held by the designee of JPMorgan Chase Bank N.A. will be redeemed for no consideration.  In addition to the foregoing, any transfer of securities pursuant to the purchase agreement is subject to gaming approvals as well as the satisfaction of other customary closing conditions.

Our primary cash requirements for the remainder of 2012 are expected to include (i) principal and interest payments on indebtedness, (ii) approximately $75 million for capital expenditures, and (iii) payments related to our existing and potential Native American projects. We believe that cash flows from operations, available borrowings under our credit agreements and existing cash balances will be adequate to satisfy our anticipated uses of capital for the foreseeable future, and we are continually evaluating our liquidity position and our financing needs. We cannot provide assurance, however, that we will generate sufficient income and liquidity to meet all of our liquidity requirements or other obligations.

The estimates set forth above are based solely on currently available information, which is subject to change.  We have not finalized our financial statement closing process or the audit of financial statements for the year ended December 31, 2011.  During the course of this process we may identify items that would require us to make adjustments to our preliminary operating results described above.  As a result, the discussion above constitutes forward-looking statements and, therefore, we caution you that these statements are subject to risks and uncertainties, including possible adjustments to our preliminary operating results and the risk factors highlighted in our public filings.

The term “Adjusted EBITDAM” as used in this report means earnings before interest, taxes, depreciation, amortization and management fees and other adjustments. Adjusted EBITDAM is not a GAAP measurement and is presented solely as a supplemental disclosure because the Company believes that EBITDA, or earnings before interest, taxes, depreciation and amortization, which is a comparable measure to Adjusted EBITDAM, is widely used to evaluate operating performance in the gaming industry and is a principal basis for the valuation of gaming companies. The Company believes, when considered with measures calculated in accordance with GAAP, Adjusted EBITDAM is a useful financial performance measurement for assessing the operating performance of the Company and is used by management in making financial and operational decisions. Adjusted EBITDAM is used in addition to and in conjunction with measures under GAAP and should not be considered as an alternative to net income (loss), or any other GAAP operating performance measure. To compensate for the inherent limitations of the disclosure of Adjusted EBITDAM, the Company provides relevant disclosure of its reorganization items, interest expense, impairment charges, intercompany rent expense, management fees, depreciation and amortization and development and pre-opening expenses and other items in its reconciliations to GAAP financial measures and consolidated financial statements, all of which should be considered when evaluating the Company’s performance. In addition, it should be noted that not all gaming companies that report similarly titled non-GAAP measures or adjustments to such measures may calculate such measures or such adjustments in the same manner as the Company.  Therefore, the Company’s measure of Adjusted EBITDAM may not be comparable to similarly titled non-GAAP measures or adjustments to such measures may calculate such measures or such adjustments in the same manner as the Company.

Year Ended December 31, 2010 Compared to Years Ended December 31, 2009 and 2008

Results of Operations of GVR Predecessor

The following table highlights Green Valley Ranch Gaming, LLC’s (“GVR Predecessor”) results of operations as compared to prior years (dollars in thousands):

	Year Ended December 31, 2010	Percent change		Year Ended December 31, 2009	Percent change		Year Ended December 31, 2008
Net revenues	$169,772	(7.	1)%	$182,751	(25.	4)%	$244,964
Operating income	7,554	(61.	2)%	19,486	(59.	2)%	47,798
Cash flows provided by (used in):
Operating activities	30,302	481.	3%	(7,948)	(136.	7)%	21,634
Investing activities	(1,273)	86.	9%	(9,733)	16.	2%	(11,615)
Financing activities	(156)	(102.	0)%	7,862	(188.	9)%	(8,848)

Casino revenues	$120,580	(7.	1)%	$129,790	(26.	5)%	$176,668
Casino expenses	52,410	(10.	7)%	58,712	(21.	0)%	74,313
Margin	56.5%			54.8%			57.9%

Food and beverage revenues	$39,517	(11.	5)%	$44,669	(16.	7)%	$53,593
Food and beverage expenses	23,903	0.	7%	23,738	(22.	0)%	30,418
Margin	39.5%			46.9%			43.2%

Room revenues	$19,492	(12.	8)%	$22,342	(20.	5)%	$28,090
Room expenses	6,686	(3.	0)%	6,893	(23.	9)%	9,060
Margin	65.7%			69.1%			67.7%

Other revenues	$8,006	(5.	9)%	$8,511	(20.	0)%	$10,639
Other expenses	3,649	(6.	4)%	3,897	(14.	7)%	4,569

Selling, general and administrative expenses	$38,734	(3.	2)%	$40,002	(9.	3)%	$44,095
Percent of net revenues	22.8%			21.9%			18.0%

Management fees	$6,014	(9.	6)%	$6,653	(29.	8)%	$9,475
Percent of net revenues	3.5%			3.6%			3.9%

Casino.  Casino revenues decreased 7.1% to $120.6 million for the year ended December 31, 2010 as compared to $129.8 million for the year ended December 31, 2009. The $9.2 million decrease was due primarily to a 7.1% decrease in slot revenue, partially offset by a 1.9% increase in table game revenues. Casino revenues decreased 26.5% to $129.8 million for the year ended December 31, 2009 as compared to $176.7 million for 2008. The $46.9 million decrease in casino revenues was due primarily to a 19.9% decrease in slot revenue and a 43.2% decrease in table game revenues. The decreases in casino revenues were primarily due to the continuation of the general economic slowdown discussed above.

Casino expenses decreased 10.7% to $52.4 million for the year ended December 31, 2010 as compared to $58.7 million for the year ended December 31, 2009. Casino expenses decreased 21.0% to $58.7 million for the year ended December 31, 2009 as compared to $74.3 million for 2008. The year over year decreases in casino expenses were primarily due to cost reductions resulting from decreased gaming activity.

The casino operating margin for the year ended December 31, 2010 increased to 56.5% as compared to 54.8% for 2009. The casino operating margin for the year ended December 31, 2009 decreased to 54.8% as compared to 57.9% for the year ended December 31, 2008.

Food and Beverage.  Food and beverage revenues decreased 11.5% to $39.5 million for the year ended December 31, 2010 as compared to 2009 primarily due to economic downturn described above. The number of restaurant guests served decreased 7.5% for the year ended December 31, 2010 compared to 2009 primarily for the same reason.  Food and beverage expenses increased slightly for the year ended December 31, 2010 as compared to 2009. The food and beverage margin for the year ended December 31, 2010 decreased 7.4% as compared to 2009, primarily as a result of increases in the cost of food and beverage commodities. The average guest check for the year ended December 31, 2010 decreased by approximately 2.9% as compared to 2009.

Food and beverage revenues decreased 16.7%% for the year ended December 31, 2009 as compared to 2008 primarily due to the general economic slowdown discussed above as well as the conversion of an owned outlet to a leased outlet, as well as reduced hours of operation at certain restaurants, and the number of restaurant guests served decreased 21.0% for the year ended December 31, 2009 compared to 2008 due to those facts. Food and beverage expenses decreased 22.0% for the year ended December 31, 2009 as compared to 2008 due to the decrease in the number of restaurant guests served, an overall decrease in food and beverage costs as a result of efficiency efforts and reduced payroll expenses due to reduced staffing and reduced hours of operation. The food and beverage margin for the year ended December 31, 2009 increased 3.7% as compared to 2008, primarily due to the efficiency efforts that decreased food and beverage costs. The average guest check for the year ended December 31, 2009 increased by 4.6% as compared to 2008, primarily due to the conversion of a lower priced restaurant to a leased outlet.

Room.  The following table shows key information about GVR Predecessor’s hotel operations:

	Year Ended December 31, 2010	Percent change	Year Ended December 31, 2009	Percent change	Year Ended December 31, 2008
Occupancy	82%		83%		88%
Average daily rate	$122	(12.2)%	$139	(16.8)%	$167
Revenue per available room	$100	(13.0)%	$115	(21.8)%	$147

Room revenues decreased 12.8% for the year ended December 31, 2010 as compared to the prior year, and room revenues for the year ended December 31, 2009 decreased 20.5% compared to the year ended December 31, 2008.  Room expenses decreased 3.0% for the year ended December 31, 2010 as compared to the prior year, and room expenses for the year ended December 31, 2009 decreased 23.9% compared to the year ended December 31, 2008. The year over year decreases in room revenues are primarily due to lower average daily room rates as a result of the general economic slowdown. The decreases in room expenses for the same periods are due mainly to lower occupancy levels.

Other.  Other revenues primarily include income from gift shops, entertainment, leased outlets and the spa. Other revenues decreased 5.9% for the year ended December 31, 2010 as compared to 2009, and other revenues decreased 20.0% for the year ended December 31, 2009 as compared to 2008. The decreases in other revenues are primarily the result of reduced customer spending in these areas as a result of the general economic slowdown discussed above.

Selling, General and Administrative.  SG&A expenses decreased $1.3 million, or 3.2%, for the year ended December 31, 2010 as compared to 2009, and SG&A as a percentage of net revenues increased slightly to 22.8% for the year ended December 31, 2010 compared to 21.9% in 2009. SG&A expenses decreased $4.1 million, or 9.3%, for the year ended December 31, 2009 as compared to 2008 primarily due to cost savings initiatives which reduced payroll expense and health benefit costs. SG&A expenses as a percentage of net revenues increased to 21.9% for the year ended December 31, 2009 compared to 18.0% in 2008 due to lower net revenues.

Depreciation.  Depreciation expense decreased 6.3% to $21.6 million for the year ended December 31, 2010 compared to $23.1 million for the year ended December 31, 2009. Depreciation expense decreased 8.7% to $23.1 million for the year ended December 31, 2009 compared to $25.3 million for the year ended December 31, 2008.  The year over year decreases in depreciation expense were primarily the result of assets becoming fully depreciated during those years.

Management Fees.  Station Casinos, Inc. was the managing member of GVR Predecessor and, subject to certain limitations set forth in the documentation governing GVR Predecessor’s credit facility, was entitled to receive a management fee of 2% of gross revenues and approximately 5% of earnings before interest, taxes, depreciation and amortization.  Management fees were $6.0 million, $6.7 million, and $9.5 million for the years ended December 31, 2010, 2009 and 2008, respectively.  The year over year decreases in management fees were a result of the decreases in GVR Predecessor’s revenues and operating income.

Interest Expense.  Interest expense decreased 6.3% to $48.6 million for the year ended December 31, 2010 as compared to $51.9 million for the year ended December 31, 2009, primarily as a result of lower interest rates. Interest expense decreased 5.7% to $51.9 million for the year ended December 31, 2009 as compared to $55.0 million for the year ended December 31, 2008, primarily as a result of lower interest rates.

Change in Fair Value of Derivative Instruments.  During the years ended December 31, 2010, 2009 and 2008, GVR Predecessor recorded net gains (losses) totaling $(50.6) million, $14.9 million and $(15.5) million, respectively, related to two interest rate swaps that were not designated as a hedging instruments for accounting purposes. Fluctuations in interest rates can cause the fair value of derivative instruments to change each reporting period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Station Casinos LLC

Date: February 6, 2012	By:	/s/ Thomas M. Friel
Thomas M. Friel
Executive Vice President, Chief Accounting Officer and Treasurer